EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

In thousands of dollars, except per share data

                                                    Nine months ended
                                                       September 30,
                                                     1998             1997
                                                     ----             ----
Numerator:
  Net income                                        $   44,990       $41,301

  Effect of dilutive securities:
    Eller put/call option agreement                     (2,843)         (941)
    Convertible debt                                     4,905            --
                                                      --------       --------
Numerator for net income per
  common share - diluted                               $47,052       $40,360
                                                      ========       ========

Denominator:
  Weighted average common shares                      231,362        170,448

  Effect of dilutive securities:
    Employee stock options                              4,238          4,545
    Eller put/call option agreement                     1,995          1,450
    Convertible debt                                    6,222             --
                                                     --------        --------
Denominator for net income
  per common share - diluted                          243,817        176,443
                                                     ========       ========

Net income per common share:
  Basic                                              $    .19       $    .24
                                                     ========       ========

  Diluted                                            $    .19       $    .23
                                                     ========       ========